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                              FOR IMMEDIATE RELEASE
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Contact: Pamela Schreiber
         Investor Relations
         Resource America, Inc.
         1845 Walnut Street
         Philadelphia, PA 19103
         (215) 546-5005
         (215) 546-5388 (facsimile)
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       Resource America, Inc. Announces Proposed Private Offering of Notes

Philadelphia, PA, September 13, 2002, Resource America Inc. (NASDAQ:REXI)(the "Company") today announced that it intends to sell on a private placement basis under Rule 144A of the Securities Act of 1933 (the "Securities Act") $125 million aggregate principal amount of senior notes due 2010 (the "Notes").

The Company intends to use the proceeds from the sale of the Notes to pay down credit facilities and other debt.

The Notes will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act.

This new release shall not constitute an offer to sell or a solicitation of an offer to buy any Notes or any other securities, nor will there be any sale of the Notes or any other security in any jurisdiction in which such an offer or sale would be unlawful.

Resource America, Inc. is a proprietary asset management company that uses industry-specific expertise to generate and administer investment opportunities for our own account and for outside investors in the energy, real estate and equipment leasing industries.

Statements made in this release may include forward-looking statements, which involve substantial risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied in this release.

For additional information contact Thomas Elliott, Vice-President of Finance at Resource America, Inc. at 215 546 5005.